                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:    Separate Account USL VL-R

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         125 Maiden Lane, New York, NY  10038

Telephone Number (including area code):

         (212) 709-6000

Name and address of agent for service of process:

         Pauletta P. Cohn, Esq.
         Associate General Counsel
         American General Life Companies
         2727 Allen Parkway
         Houston, TX  77019

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]  NO [_]

     Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 26th day of May, 1999.


                                  Signature: Separate Account USL VL-R
                                           (Name of Registrant)

                                  By: The United States Life Insurance
                                        Company in the City of New York
                                        (Name of sponsor, trustee or custodian)


                                  By: /s/ DAVID J. DIETZ
                                      -----------------------------------------
                                          David J. Dietz, President and
                                          Chief Executive Officer -
                                            Individual Insurance Operations

Attest: /s/ LAUREN W. JONES
        -------------------------------
            Lauren W. Jones
            Assistant Secretary